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                           CO-ADMINISTRATION AGREEMENT
                            _______________ __, 2001



Credit Suisse Asset Management
  Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

                  Dear Sirs:

         In accordance with Section 7 of the Co-Administration Agreement, dated November 1, 1999 (the "Agreement"), between Credit Suisse Warburg Pincus Institutional Fund, Inc., the prior name of Credit Suisse Institutional Fund, Inc. (the "Fund"), and Credit Suisse Asset Management Securities, Inc. ("CSAMSI"), the Fund hereby notifies CSAMSI of the Fund's desire to amend Exhibit A of the Agreement to include the Select Equity Portfolio, Capital Appreciation Portfolio and Small Cap Value Portfolio (the "Portfolios"), and to have CSAMSI render services as Co-Administrator under the terms of the Agreement with respect to the Portfolios.

         The annual co-administration fee with respect to the Portfolios shall be 0.10% of each such Portfolio's average daily net assets.

         Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                           Very truly yours,

                                           CREDIT SUISSE INSTITUTIONAL
                                           FUND, INC.



                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:

Acceptance:

CREDIT SUISSE ASSET MANAGEMENT
    SECURITIES, INC.
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By:
    -----------------------------------
    Name:
    Title:



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